                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        PENN TREATY AMERICAN CORPORATION
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)

               --------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction;

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, JUNE 2, 2005

             TO THE SHAREHOLDERS OF PENN TREATY AMERICAN CORPORATION

The Annual Meeting of Shareholders of PENN TREATY AMERICAN CORPORATION ("Penn Treaty") will be held at Lehigh Country Club, 2319 South Cedar Crest Boulevard, Allentown, Pennsylvania on Thursday, June 2, 2005, at 9:00 a.m. to consider and vote upon the following proposals:

        1. to elect three persons to Penn Treaty's Board of Directors as Class III Directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have been qualified;

        2. to ratify the selection of PricewaterhouseCoopers LLP as independent public auditors for Penn Treaty and its subsidiaries for the year ending December 31, 2005;

        3. to approve the amendment of the Restated and Amended Articles of Incorporation of Penn Treaty, as amended, in the discretion of the Board of Directors, to effect a 1-for-4 reverse stock split; and

        4. to transact other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

Only those holders of Penn Treaty's common stock of record at the close of business on April 19, 2005 shall be entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. TO VOTE YOUR SHARES, YOU MAY BE ABLE TO USE THE INTERNET OR CALL A TOLL-FREE TELEPHONE NUMBER IF SUCH INSTRUCTIONS ARE INCLUDED ON THE ENCLOSED PROXY CARD. OTHERWISE, YOU MUST COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF PENN TREATY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.



                                By Order of the Board of Directors,

                                /s/ Jane Menin Bagley
                                ---------------------
                                Jane Menin Bagley, Secretary




Allentown, Pennsylvania
May 2, 2005

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 2, 2005

                             INTRODUCTORY STATEMENT

        Penn Treaty American Corporation ("Penn Treaty" or the "Company") is a Pennsylvania corporation with its principal executive offices located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, telephone number (610) 965-2222. This Proxy Statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Penn Treaty to be held on June 2, 2005, at Lehigh Country Club, 2319 South Cedar Crest Boulevard, Allentown, Pennsylvania at 9:00 a.m., or at any adjournment or postponement thereof.

        This Proxy Statement and the accompanying proxy card are first being mailed to our shareholders on or about May 2, 2005. A copy of the Annual Report on Form 10-K, which includes financial statements for the fiscal year ended December 31, 2004, is enclosed with this Proxy Statement.

        For your information, our subsidiaries are Senior Financial Consultants Company (the "Agency"), Penn Treaty Network America Insurance Company ("PTNA"), American Network Insurance Company ("ANIC"), American Independent Network Insurance Company of New York ("AINIC"), United Insurance Group Agency, Inc. ("UIG") and Network Insurance Senior Health Division, Inc. ("NISHD").

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

        At the Annual Meeting, shareholders will act upon the following matters: the election of three directors of Penn Treaty, each to serve for a three-year term expiring at the annual meeting of shareholders in 2008; the ratification of our selection of PricewaterhouseCoopers LLP as the independent public auditors for Penn Treaty and its subsidiaries for the year ending December 31, 2005; the approval of the amendment of the Restated and Amended Articles of Incorporation of Penn Treaty, as amended, in the discretion of the Board of Directors, to effect a 1-for-4 reverse stock split; and any other business that may properly be brought before the Annual Meeting.

WHO IS ENTITLED TO VOTE?

        Only shareholders of record on the record date, which was the close of business on Tuesday, April 19, 2005, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each share of common stock is entitled to one vote.

HOW DO I VOTE?

        To vote your shares, you may be able to use the Internet or call a toll-free telephone number if such instructions are included on your proxy card. Otherwise, you must properly complete, sign, date and return your proxy card to us. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person at the Annual Meeting. However, we encourage you to vote your shares by Internet, telephone or mail in advance of the meeting.

WHAT CONSTITUTES A QUORUM?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, 48,307,384 shares of common stock were issued and outstanding, held by 423 shareholders of record.

HOW DOES DISCRETIONARY VOTING AUTHORITY APPLY?

        If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, Alexander M. Clark, Patrick E. Falconio and Matthew W. Kaplan, to vote on the proposals and any other matters that may arise at the Annual Meeting.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

        Unless you give other instructions on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

        o FOR election of the three nominees for director of Penn Treaty, Francis R. Grebe, Gary E. Hindes and Peter M. Ross;

        o FOR the ratification of our selection of PricewaterhouseCoopers LLP as the independent public auditors for Penn Treaty and its subsidiaries for the year ending December 31, 2005; and

        o FOR the approval of the amendment of the Restated and Amended Articles of Incorporation of Penn Treaty, as amended, in the discretion of the Board of Directors to effect a 1-for-4 reverse stock split.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO ELECT THE DIRECTORS?

        The three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for directors (there being no cumulative voting) will be elected to serve on the Board. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

WHAT VOTE IS REQUIRED TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC
AUDITORS?

        The affirmative vote of a majority of the votes cast is required to ratify the selection of the independent public auditors. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote. If the shareholders do not ratify the selection of the independent public auditors, the Audit Committee of the Board of Directors may, but is not required to, reconsider the appointment.

WHAT VOTE IS REQUIRED TO APPROVE THE AMENDMENT OF THE RESTATED AND AMENDED ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT THE 1-FOR-4 REVERSE STOCK SPLIT?

The affirmative vote of the holders of shares representing 67% of the outstanding shares is required to approve the amendment of the Restated and Amended Articles of Incorporation, as amended, in the discretion of the Board of Directors, to effect the 1-for-4 reverse stock split. Abstentions and broker non-votes will be included in the calculation of a quorum and will have the effect of votes against the proposal. Our directors and executive officers, who together beneficially own approximately 8.2% of our outstanding shares, have indicated that they intend to vote shares over which they have voting power in favor of the proposal.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Penn Treaty either a notice of revocation or a duly executed proxy bearing a date later than the date on the proxy you submitted. The powers of the proxy holders to vote your proxy will be suspended if you attend the Annual Meeting in person and request to change your vote or vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

WHO BEARS THE COST OF SOLICITATION OF PROXIES?

        We bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies for the Annual Meeting. We have retained the services of Georgeson Shareholder at a cost of approximately $6,500 to perform proxy solicitation activities on our behalf.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE YEAR 2006 ANNUAL MEETING?

        To be included in next year's proxy statement, shareholder proposals must be submitted in writing by January 2, 2006 to: Secretary, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103. Shareholder proposals submitted after January 2, 2006 will not be included in the proxy statement but may be raised at the 2006 annual meeting. However, the persons named in the proxy card for the 2006 annual meeting will be allowed to use their discretionary voting authority with respect to shareholder proposals submitted after March 18, 2006 when the proposal is raised at the 2006 annual meeting, without any discussion of the matter in the proxy statement for that meeting.

CAN SHAREHOLDERS AND INTERESTED PARTIES COMMUNICATE WITH THE BOARD OF DIRECTORS?

        The Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of the Company's directors, any committee chairperson, the non-management directors as a group or the entire Board by writing to the director, committee chairperson or the Board in care of Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103. Communications received by the Corporate Secretary for any director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors or all directors.

CAN SHAREHOLDERS SUBMIT RECOMMENDATIONS FOR DIRECTORS?

        The Nominating and Corporate Governance Committee (the "Governance Committee") recommends nominees to the Board based upon their integrity and character, sound and independent judgment, breadth of experience, insight and knowledge, business acumen and the projected contributions they can make to the Company, the Board and management. Leadership skills, industry expertise, familiarity with issues affecting businesses in diverse industries, prior government service and diversity are among the relevant criteria, which criteria will vary over time depending on the needs of the Company and of the Board. The Governance Committee considers candidates for potential nomination to recommend for approval by the full Board. This assessment includes a candidate's qualification as independent, as well as consideration of other applicable factors.

        In addition, under the rules of the New York Stock Exchange, the members of the Audit Committee must be financially literate or become financially literate within a reasonable period of time after appointment to the Audit Committee. As a result, the Governance Committee may consider the financial literacy of candidates for potential nomination where such candidates, if elected to the Board, may be considered for future service on the Audit Committee.

        The Governance Committee will consider shareholder recommendations for candidates to serve on the Board. In order to provide the Governance Committee time to evaluate candidates prior to submission to the shareholders for vote at the 2006 Annual Meeting, shareholders desiring to recommend a candidate must submit a recommendation to the Chair of the Governance Committee of the Company at the Company's corporate office by January 2, 2006. The recommendation must contain the following:

        o the name and residence and business address of the nominating shareholder;

        o a representation that the shareholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held;

        o information regarding each nominee which would be required to be included in a proxy statement, including his or her telephone number and full educational and employment history;

        o a description of any arrangements or understandings between and among the shareholder and each nominee; and

        o the written consent of each nominee to serve as a director, if elected.

PENN TREATY'S WEBSITE: WWW.PENNTREATY.COM

        Penn Treaty's website address is www.penntreaty.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by us and to current information relating to corporate governance. Copies of our Audit Committee Charter, our Nominating and Corporate Governance Committee Charter, our Code of Ethics for the Chief Executive Officer and Senior Financial Executives, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics for all employees, our Compensation Committee Charter and other matters impacting our corporate governance program are accessible on our website. Copies of these documents may also be obtained free of charge by contacting Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103, Attention: Corporate Secretary. We intend to post on our website any amendments to, or waivers from, our Code of Ethics for the Chief Executive Officer and Senior Financial Executives, which are required to be disclosed by applicable law, rule or regulation. Information contained on Penn Treaty's website is not part of this Proxy Statement.

                       PROPOSAL I - ELECTION OF DIRECTORS

        Our Board of Directors currently has nine members and is divided into three classes, each comprised of three directors who serve for terms of three years and until their successors have been elected and qualified. The Board has nominated Francis R. Grebe, Gary E. Hindes and Peter M. Ross to be elected as Class III Directors of Penn Treaty, to hold office until the 2008 annual meeting and until their successors have been elected and qualified. The nominees have each consented to serve if elected to the Board. If for any reason any of the nominees becomes unable or is unwilling to serve at the time of the Annual Meeting, the proxy holders, unless you instruct them otherwise, will vote for a substitute nominee or nominees in their discretion. We do not anticipate that any nominee will be unavailable for election.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE
                   NOMINEES FOR A FIXED TERM OF THREE YEARS.

The following table and paragraphs set forth information about the current nominees and the other persons who will continue to serve as directors of Penn Treaty. The information has been furnished to Penn Treaty by the directors.


                                                                                       DIRECTOR
NAME                                AGE     POSITION(S) WITH PENN TREATY                SINCE
---------------------------------------------------------------------------------------------
CLASS III: NOMINEES TO BE ELECTED FOR TERMS EXPIRING IN 2008:

Francis R. Grebe                    73      Director                                    1999

Gary E. Hindes                      54      Chairman of the                             2002
                                            Board of Directors

Peter M. Ross                       65      Director                                    2003

CLASS I: DIRECTORS CONTINUING FOR TERMS EXPIRING IN 2006:

William W. Hunt, Jr.                45      President, Chief Executive Officer,         2003
                                            and Director

Irving Levit                        75      Founding Chairman                           1971
                                            and Director

Domenic P. Stangherlin              78      Director                                    1971

CLASS II:  DIRECTORS CONTINUING FOR TERMS EXPIRING IN 2007:

Alexander M. Clark                  71      Director                                    1999

Patrick E. Falconio                 63      Director                                    2004

Matthew W. Kaplan                   46      Director                                    2001

-------------

        FRANCIS R. GREBE has served as Director of Penn Treaty since 1999 and as Director of PTNA since May 2004. Mr. Grebe has been a Senior Vice President at The Pennsylvania Trust Company in Radnor, Pennsylvania since February 2004. Mr. Grebe was previously a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company. He held this position from 1988 to February 2004. Mr. Grebe also served as an Administrative Officer of Davidson Trust Company, formerly The Main Line Trust

Company, a private fiduciary, from 1996 to December 2003. Mr. Grebe has over 40 years experience with leading financial institutions in the trust and investment area, including Girard Trust Bank, Philadelphia National Bank and U.S. Trust Company of Florida. Mr. Grebe currently serves as a Director of the Athenaeum of Philadelphia and as a Trustee of The Guthrie Healthcare System. He is also a Director and former President of Family Services of Montgomery County, Pennsylvania and currently serves on The Board of Surrey Services for Seniors, as well as a Director of Associated Services for the Blind, Philadelphia, Pennsylvania. He also serves as Trustee of the Meshewa Farm Foundation and The Sylvan Foundation. Mr. Grebe is a Phi Beta Kappa graduate of the University of Rochester and the University of Michigan Law School.

        GARY E. HINDES has served as non-executive Chairman of the Board of Directors of Penn Treaty since May 2003 and has served as Director of Penn Treaty since 2002. He has also served as Director of UIG since May 2004. Mr. Hindes has served as Managing Director of Deltec Asset Management, LLC, a professional investment management firm located in New York City, since 2000. From 1996 to 2000, Mr. Hindes was a principal of PMG Capital, Inc., a Philadelphia investment banking and brokerage concern. From 1986 to 1996, Mr. Hindes served as Chief Executive Officer of the Delaware Bay Company, Inc. Mr. Hindes has formerly served on the Board of Directors of Lancer Industries and Intranet Corporation. Mr. Hindes has also served as the Chairman of the Board of Trustees of Wilmington Head Start, Inc. since 1982 and served by presidential appointment from 1993 to 2001 for the John F. Kennedy Center for the Performing Arts. Mr. Hindes is currently a member of the Investment Oversight Committee of the United States Holocaust Memorial Museum and is a commissioner of the Wilmington Housing Authority.

        PETER M. ROSS has served as Director of Penn Treaty since December 2003, and as Director of PTNA and ANIC since May 2004. Mr. Ross has over thirty years experience in the development and implementation of public financial policy. He has served as an independent consultant on public policy since November 2004. From 2002 until his retirement in February 2005, Mr. Ross served as a Senior Policy Scientist with the Institute for Public Administration with the University of Delaware, where he was involved in assisting local government with budget management. He held the same position in 2000. Mr. Ross previously served as the State of Delaware Budget Director from 2001 to 2002 and from 1994 to 2000; as Director of Operations, Office of Controller General, State of Delaware; as a Senior Legislative Fiscal Management Analyst, Office of Controller General, State of Delaware; and as Chief Administrative Officer, New Castle County, Delaware. Mr. Ross is a member of the Delaware Economic Forecasting Advisory Committee and serves as Co-Chairman of the Delaware Compensation Commission. He holds a Bachelor of Arts in Political Science and a Master of Arts in Public Administration.

        WILLIAM W. HUNT, JR. has served as President of Penn Treaty, ANIC, AINIC and PTNA since May 2002, and assumed the position of Chief Executive Officer of Penn Treaty, ANIC, AINIC and PTNA in May 2003. In May 2003, Mr. Hunt became a Director of Penn Treaty, and Chairman of the Board of Directors of ANIC, AINIC and PTNA. He has also served as Director of NISHD and the Agency since April 2003 and of UIG since May 2004. From May 2002 to May 2003, Mr. Hunt served as President and Chief Operating Officer, and from May 2001 to May 2002 served as Senior Vice President of Finance, of Penn Treaty, ANIC, AINIC and PTNA. From 1999 to 2000, Mr. Hunt served as Vice President and Chief Financial Officer of the Individual Life Insurance Unit of Prudential Insurance Company of America. From 1997 to 1999, Mr. Hunt served as Vice President of Corporate Planning and Development for Provident Mutual Life

Insurance Company. Prior to joining Provident, Mr. Hunt served in financial management roles at Advanta Corporation, Covenant Life Insurance Company and Reliance Insurance Companies. Mr. Hunt, a Certified Public Accountant, began his career as an auditor with Touche Ross & Co. Mr. Hunt has over 15 years experience in the insurance business.

        IRVING LEVIT serves as Founding Chairman of Penn Treaty and Director of ANIC, AINIC, PTNA and the Agency. Mr. Levit previously served as Chairman of the Board of Directors and Chief Executive Officer of Penn Treaty from 1972 to 2003. He also served as President of Penn Treaty from 1972 to May 2002, and of PTNA, ANIC and AINIC from December 2000 to May 2002. Mr. Levit served as the Chairman of the Board of Directors and Chief Executive Officer of PTNA from 1989 to 2003, of ANIC from 1996 to 2003 and of AINIC since its inception in 1997 to 2003, as well as the Chairman of the Board of Directors, President and Chief Executive Officer of the Agency from 1988 to 2003. He also served as Chairman of the Board, President and Chief Executive Officer of NISHD from 2000 to 2003, and Chairman of the Board of UIG from 1999 to 2003. Mr. Levit continues to serve as Director of AINIC, ANIC, PTNA and the Agency. In addition, Mr. Levit has been the sole owner of the Irv Levit Insurance Management Corporation ("IMC"), an insurance agency, since 1961. Mr. Levit has over 40 years experience in the insurance business. On April 29, 2005, Mr. Levit resigned as a member of the Board of Directors of Penn Treaty and as a member of the Boards of Directors of all Penn Treaty subsidiaries effective June 2, 2005.

        DOMENIC P. STANGHERLIN has served as Director of Penn Treaty since 1971, of the Agency since 1988, of PTNA since 1989 and of ANIC since 1996. Mr. Stangherlin also served as Secretary of Penn Treaty from 1971 to 1999, of the Agency from 1988 to 2000, of PTNA from 1989 to 2000, of ANIC from 1996 to 2000, and of AINIC from 1997 to 2000. Mr. Stangherlin is the owner and manager of the Line Tool Company, a manufacturer of micropositioners, located in Allentown, Pennsylvania.

        ALEXANDER M. CLARK has served as Director of Penn Treaty since 1999 and of AINIC since its inception in 1997. Mr. Clark is a Managing Director of Advest, Inc., a position he has held since 1993. He previously served as Senior Vice President at Gramercy Partners and McKinley Allsopp, both of New York; as President of John Alden Life Insurance Company of New York; and as Associate Director of Research at Dean Witter & Co. Mr. Clark is a graduate of Dartmouth College and Harvard Business School, where he earned a M.B.A., and he pursued further studies at Brown University. Mr. Clark has earned the Chartered Financial Analyst designation. Mr. Clark has also served as a Director of Pennsylvania National Insurance Group since 1989, of Great American Life Insurance Company of New York, a subsidiary of Great American Financial Resources, Inc., since 2001, and of Unity Financial Life Insurance Company, an affiliate of Unity Mutual Life Insurance Company, since 2002.

        PATRICK E. FALCONIO was elected to serve as Director of Penn Treaty at the Annual Meeting of Shareholders in May 2004. He has also served as Director of PTNA since May 2004. He retired in 1999 as Executive Vice President and Chief Investment Officer of Aegon USA, Inc., a position he held since 1987. Since 2003, he has served as Director of Financial Industries Corporation, a Texas domiciled life company. He also serves as Director for two non-public companies and for several charitable organizations. Mr. Falconio holds a Chartered Financial Analyst designation and is a graduate of Duquesne University. He also holds an M.B.A. from the University of Georgia.

        MATTHEW W. KAPLAN has served as Director of Penn Treaty and AINIC since 2001. He has also served as Director of NISHD since May 2004. He is currently a Principal of Northstar Consulting, a position he has held since 2001, President of Second Street Resources, LLC, and a Director of Actis Assurance Segregated Portfolio Company ("Actis Assurance SPC"). From January 2002 to January 2003, he served as Managing Director of Oakbridge Capital Partners LLC, and from 1999 to 2003, he also served as Chairman and Chief Executive Officer of Crown Reinsurance Company (Cayman) Limited. Mr. Kaplan previously served as Vice President of Bench International LLC during 2001, and as President and Chief Executive Officer of U.S. Care, Inc. from 1996 to 2000. From 1995 to 1996, Mr. Kaplan served as Chief Marketing Officer for U.S. Care. Prior to joining U.S. Care, he served as Vice Chairman and General Manager of the North Melbourne Giants Basketball Pty. Ltd.; Consultant, Strategic Planning and Evaluation for the World Health Organization, Regional Office for Europe ("WHO EURO") and for the Commission for the European Communities ("CEC"); and as Executive Vice President of U.S. Administrators, Inc. Mr. Kaplan is a member of the Board of Directors of Actis Assurance SPC (Chairman), Northstar TeleFilms, Inc. (Chairman), the American Manufacturers Warranty Association, Cancervive (Founding Director) and a member of the Board of Trustees for the UCLA Center on Aging.

         GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

HOW OFTEN DID THE BOARD MEET DURING 2004?

        During 2004, the Board of Directors held thirteen meetings. Each director attended at least 71% of the meetings of the Board and the Committees of the Board on which he served. The average attendance of directors at Board and Committee meetings held during 2004 was 89%.

        In 2004, all nine directors attended the Annual Meeting. Directors are expected to regularly attend Board, Committee and Annual Meetings and to spend the time needed to properly discharge their responsibilities.

        The non-management directors meet regularly during the year. The presiding director is be Gary E. Hindes.

INDEPENDENCE OF DIRECTORS

        The Board of Directors has determined that all directors are independent from the Company and management in accordance with the listing standards of the New York Stock Exchange ("NYSE") except Mr. Hunt, who is a Company employee, and Mr. Levit, who was an employee of the Company until 2003.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

        To assist in the discharge of its responsibilities, the Board of Directors has four committees - the Audit Committee, the Nominating and Corporate Governance Committee (the "Governance Committee"), the Compensation Committee and the Executive Committee. The Board has determined that the Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of independent directors, as independence is defined in the New York Stock Exchange listing standards and the rules promulgated by the Securities and Exchange Commission. The total combined attendance for all Committee meetings during 2004 was 96%.

        AUDIT COMMITTEE. The Audit Committee is comprised of independent directors. The members of the Audit Committee are Mr. Clark, Mr. Hindes and Mr. Ross. The Audit Committee met six (6) times in 2004. Based on the Board's qualitative assessment of Mr. Hindes' level of knowledge and experience, the Board has determined that Mr. Hindes, who currently serves as Managing Director of a professional investment management firm, is the audit committee financial expert. Mr. Hindes is independent as that term is used in Item 7(d)(3)(iv) of
Schedule 14A under the Securities Exchange Act of 1934, as amended. For more information regarding Mr. Hindes' relevant experience, please see his biographical information on p. 7.

        The principal functions of the Audit Committee are (i) to assist Board oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the Company's internal audit function and independent auditors; and (ii) to prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement. The Audit Committee's Charter is attached as an appendix to this Proxy Statement and is posted on Penn Treaty's website.

        NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ("GOVERNANCE COMMITTEE"). The Governance Committee is comprised of independent directors, as independence is defined in the NYSE Listing Standards. The members of the Governance Committee are Mr. Clark, Mr. Hindes, Mr. Kaplan and Mr. Stangherlin. The Governance Committee met one time in 2004.

        The principal functions of the Governance Committee are (i) to identify individuals qualified to become Board members, consistent with the standards for director nominees approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders;
(ii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and (iii) to oversee the evaluation of the Board and management. The Governance Committee's Charter is attached as an appendix to this Proxy Statement and is posted on Penn Treaty's website.

        COMPENSATION COMMITTEE. The Compensation Committee is comprised of independent directors. The members of the Compensation Committee are Mr. Falconio, Mr. Grebe and Mr. Ross. The Compensation Committee met eight times in 2004.

        The principal functions of the Compensation Committee are (i) to review and approve corporate goals and objectives relevant to Chief Executive Officer ("CEO") compensation, evaluate the CEO's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation; (ii) to make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans; and (iii) to produce a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC. The Compensation Committee's Charter will be posted on Penn Treaty's website.

        EXECUTIVE COMMITTEE. The members of the Executive Committee during 2004 were Mr. Clark, Mr. Hindes, Mr. Hunt and Mr. Ross.

        During the periods between Board meetings, the Executive Committee exercises all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions delegated to another Board Committee).

HOW ARE DIRECTORS COMPENSATED?

        Each director who is not a Company employee receives as compensation for services as a director an annual retainer of $10,000, meeting fees of $1,500 for each Board Meeting attended and $500 for each Committee meeting attended and an annual grant of 20,000 options to purchase shares of Penn Treaty common stock. Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. These compensation policies were adopted by the Board in August 2004.

        Information with respect to the share ownership of the directors and the nominees is set forth below. See "Principal Shareholders."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        IMC, an insurance agency which is owned by Irving Levit, produced approximately $21,000 of renewal premiums for PTNA for the year ended December 31, 2004, for which it received commissions of approximately $4,000. While IMC has only been minimally involved in the sale of insurance products since 1979 and IMC'S operations since that time have not been significant, IMC continues to receive overriding commissions from Penn Treaty of 5% on business written for PTNA by any IMC general agents who were appointed prior to 1979 and any of their sub-agents hired prior and subsequent to January 1979 and one agent appointed in 1981. For the year ended December 31, 2004, these override commissions totaled approximately $452,000.

        The terms on which commissions have been paid to IMC are consistent with
(i) the terms on which commissions have been paid by Penn Treaty to comparable unaffiliated agencies in the past and are currently paid by Penn Treaty to an unaffiliated agency performing similar services, and (ii) the terms on which commissions are paid in the industry in general, and were no more favorable than would have been obtained from unrelated third parties.

        Until February 2004, Mr. Grebe was a partner at the investment counseling firm of Davidson Investment Counselors, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio for which it received fees of $34,000 for the year ended December 31, 2004. Mr. Grebe was not directly involved with any of Penn Treaty's investment matters. Mr. Grebe also serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

        Mr. Clark is a Managing Director with Advest, Inc. Advest, Inc. has in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received customary fees for these transactions.

        Mr. Kaplan has in the past (from 1996 to 2000) been a principal and has an ownership interest in U.S. Care, Inc., a marketing organization to which Penn Treaty paid commissions of $170,000 in 2004. Penn Treaty also made a loan of $100,000 with an interest rate of 9% to U.S. Care, Inc. in 2001, which is guaranteed by renewal commissions payable to Penn Treaty in future periods.

OTHER EXECUTIVE OFFICERS OF PENN TREATY

        MARK D. CLOUTIER (39) has served as Senior Vice President, Chief Financial Officer and Treasurer of Penn Treaty since May 2004. He previously served as Vice President and Chief Accounting Officer of Penn Treaty from 2002 to May 2004. Prior to joining Penn Treaty, Mr. Cloutier held the position of Assistant Vice President of Operational Accounting and Analysis with a major health insurer based in Philadelphia, PA. Previously, he served as a senior manager with a Big Four public accounting firm. With over 10 years of experience in the financial services sector, Mr. Cloutier has specialized in the complex accounting issues and financial management of insurance companies, banks and employee benefit plans. His expertise includes an intimate knowledge of the accounting treatment for long-term care insurance contracts, public reporting and internal financial controls. Mr. Cloutier is a Certified Public Accountant and earned his B.S. from Temple University. Mr. Cloutier is a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

        JAMES M. HEYER (41) has served as a Senior Vice President of Penn Treaty and its insurance company subsidiaries since May 2002. Mr. Heyer also served as the Chief Operating Officer of Penn Treaty's insurance company subsidiaries from January 1999 to May 2002. Mr. Heyer served as a director of Penn Treaty from May 2001 to May 2002, of ANIC since 1996, and of AINIC since 1997. From 1993 to 1998, Mr. Heyer served as the companies' Vice President of Administration. Mr. Heyer oversees all aspects of underwriting, compliance, risk analysis and product development for Penn Treaty's insurance company subsidiaries. Prior to joining Penn Treaty in 1988, Mr. Heyer was employed by The Guardian Life Insurance Company of North America. Mr. Heyer received his B.S. in Business Administration and Marketing from Penn State University. Mr. Heyer has over 16 years experience in the insurance business.

        STEPHEN R. LA PIERRE (47) has served as Senior Vice President, Claims Management & Policyholder Services of Penn Treaty since January 2005. Mr. LaPierre has over 20 years of healthcare and long-term care insurance risk management experience. From 2002 to January 2005, he served as the President of LaPierre & Associates, LLC, a consulting firm that provided comprehensive claim management and long-term care insurance operations risk audit services to insurance carriers and third party administrators. As an independent consultant, Mr. LaPierre provided consulting services to many top long-term care insurers in the nation, including Penn Treaty. From 1996 to 2002, he held various risk management positions with the long-term care insurance division of Fortis/John Hancock Financial Services, most recently as Vice President Underwriting and Claims from 1999 to 2002, and also held various roles in PPO network development and healthcare administration. Mr. La Pierre holds an M.B.A. from the University of Wisconsin-Milwaukee, and a Bachelor's degree from the University of Wisconsin-Parkside.

        PATRICK D. PATTERSON (53) has served as Executive Vice President and Chief Marketing Officer of Penn Treaty, ANIC, AINIC and PTNA since April 2003. He also serves as Director of AINIC, NISHD and UIG. Mr. Patterson founded UIG in 1980, serving as President and Chief Executive Officer of UIG until its acquisition by Penn Treaty in 1999. Prior to 1980, Mr. Patterson was employed as an agent and sales manager with Bankers Life and Casualty Insurance Company.

        BRUCE A. STAHL (47) has served as Chief Actuary of Penn Treaty, ANIC, AINIC and PTNA since July 2001, and was promoted to Senior Vice President of Penn Treaty, ANIC, AINIC and PTNA in March 2004. Mr. Stahl previously served as Vice President of Penn Treaty, ANIC, AINIC and PTNA from July 2001 to March 2004. From 1994 to 2001, Mr. Stahl owned BAS Actuarial Services, an actuarial consulting services firm. Prior to 1994, Mr. Stahl served as a consulting actuary for KPMG and as Assistant Actuary for American Integrity Insurance Company. Mr. Stahl is a graduate of the Wharton School of the University of Pennsylvania, and is a member of the Society of Actuaries and the American Academy of Actuaries. Mr. Stahl has over 25 years experience in the insurance business.

        CAMERON B. WAITE (44) has served as Executive Vice President of Strategic Operations since May 2004. He previously served as Executive Vice President of Penn Treaty from May 2002 to May 2004, and as Chief Financial Officer of Penn Treaty from May 1996 to May 2004. Mr. Waite also serves as Director of AINIC, ANIC, NISHD, and UIG. From 1994 to 1996, Mr. Waite was Chief Financial Officer and Treasurer of Blue Fish Clothing, Inc. From 1983 to 1994, Mr. Waite held various positions with Independence Bancorp, Inc., which merged with CoreStates Financial Corporation, his last position being Vice President of Asset Liability Management. Mr. Waite holds a B.A. in Economics from Dickinson College and an M.B.A. from Lehigh University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the Securities and Exchange Commission require that Penn Treaty disclose delinquent filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers and persons who own more than 10% of a registered class of Penn Treaty's equity securities. To the best of Penn Treaty's knowledge, all Form 3, Form 4 and Form 5 reports were timely filed, except for (i) Mr. Levit's Form 4 reports for transactions on June 21, 2004 and March 18, 2005, which were reported to the Securities and Exchange Commission on July 1, 2004 and March 31, 2005, respectively; and (ii) Mr. Patterson's Form 4 report for a transaction on August 17, 2004, which was reported to the Securities and Exchange Commission on August 23, 2004.

            PROPOSAL II - RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the independent public auditors of Penn Treaty for the year ending December 31, 2005. In taking this action, the members of the Board and the Audit Committee considered carefully PricewaterhouseCoopers' performance for the Company in that capacity since 1986, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting for the purpose of making a statement if he so desires and to respond to appropriate questions. If the shareholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the matter of the appointment of independent public auditors.

AUDIT FEES

        The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the Company's annual financial statements for 2003 and 2004 and the reviews of the financial statements included in the Company's Forms 10-Q for those fiscal years were approximately $670,460 and $815,080, respectively.

AUDIT-RELATED FEES

        The aggregate fees billed by PricewaterhouseCoopers for audit-related services in 2003 and 2004 were $0 and $22,000, respectively. These services included the 2001 Employee Benefit Plan audit.

TAX FEES

        The aggregate fees billed by PricewaterhouseCoopers for tax services in 2003 and 2004 were $144,750 and $134,705, respectively. Such services included a premium tax review, Internal Revenue Code Section 382 assistance, sales and use tax review, tax compliance services, and preparation of corporate tax returns.

ALL OTHER FEES

        The aggregate fees billed by PricewaterhouseCoopers for additional professional services rendered during the years ended December 31, 2003 and 2004, other than for the services described above, were $0 and $3,060, respectively. Prior to engaging PricewaterhouseCoopers for these additional services, the Audit Committee considered whether the provision of these services was compatible with maintaining PricewaterhouseCoopers' independence. These additional services related to the preparation and filing of the Company's Registration Statement on Form S-3.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

        Prior to 2003, the Audit Committee was not required to pre-approve services to be provided by PricewaterhouseCoopers, but as a matter of course the Audit Committee generally pre-approved such services subject to materiality and management discretion. The Audit Committee approves all services rendered by PricewaterhouseCoopers prior to its rendering of such services. The Audit Committee may delegate its pre-approval authority to one or more of its members and has authorized the chairman of the Audit Committee, Alexander M.

Clark, to pre-approve services to be rendered by PricewaterhouseCoopers at a cost of $25,000 or less. Penn Treaty estimates that in 2003 and 2004, the Audit Committee or its designee pre-approved approximately 100% of the services provided by PricewaterhouseCoopers as described above.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT
   OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC AUDITORS FOR PENN
       TREATY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 2005.

       PROPOSAL III - AMENDMENT TO ARTICLES TO EFFECT REVERSE STOCK SPLIT

GENERAL

        We are requesting shareholder approval to amend our Restated and Amended Articles of Incorporation, as amended, in the discretion of the Board of Directors, to effect a 1-for-4 reverse stock split. Approval of this proposal by our shareholders would give our Board of Directors, in its sole discretion, the ability to implement the reverse stock split at any time prior to June 2, 2006. In addition, notwithstanding approval of this proposal by the shareholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by shareholders.

BACKGROUND

        We had approximately 48,307,384 shares of common stock outstanding on April 19, 2005. The last sale price of our common stock on the New York Stock Exchange on that date was $2.19 and over the past 52 weeks our stock price has ranged from $1.37 to $2.69. The Board of Directors believes that it is in the best interests of Penn Treaty and our shareholders to attempt to increase the per share price of our common stock by reducing the number of outstanding shares through a reverse stock split. The Board of Directors believes that a higher share price may meet investing guidelines for certain institutional investors and investment funds. The Board of Directors also believes that our shareholders will benefit from relatively lower trading costs associated with higher priced stock.

        The Board of Directors intends to implement a reverse stock split only if and when it believes that it would optimize the long-term value of our common stock and would have the least impact on the short-term value of the stock. No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by shareholders and the Board of Directors determines to implement the reverse stock split, Penn Treaty would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split. If the Board of Directors does not implement the reverse stock split prior to June 2, 2006, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and to abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our shareholders.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

        There can be no assurance that the market price of Penn Treaty common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of Penn Treaty common stock outstanding before the reverse stock split. For example, based on the closing price on the New York Stock Exchange of Penn Treaty common stock on April 19, 2005 of $2.19 per share, if the Board of Directors decided to implement the reverse stock split, there can be no assurance that the post-split market price of Penn Treaty common stock would be at least $8.76 per share. Accordingly, the total market capitalization of Penn Treaty common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of Penn Treaty common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

        While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

IMPACT OF THE PROPOSED REVERSE STOCK SPLIT IF IMPLEMENTED

        The reverse stock split would affect all of Penn Treaty's shareholders uniformly and will not affect any shareholder's percentage ownership interests in Penn Treaty, except to the extent that the reverse stock split would otherwise result in any of Penn Treaty's shareholders owning a fractional share. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareholders to the extent there are presently shareholders who would otherwise receive less than one share of Penn Treaty common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareholder's percentage ownership or proportionate voting power (subject to the treatment of fractional shares). Furthermore, because the number of authorized shares of Penn Treaty common stock will be reduced, the reverse stock split will not increase the Board of Directors' ability to issue authorized and unissued shares without further shareholder action.

        The principal effects of the reverse stock split will be that:

        o the number of shares of Penn Treaty common stock issued and outstanding will be reduced from approximately 48 million shares to approximately 12 million shares;

        o based on the reverse stock split ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Penn Treaty common stock, which will result in approximately the same aggregate amount being required to be paid for such options upon exercise immediately preceding the reverse stock split;

        o the number of shares reserved for issuance under the 1998 Employee Non-Qualified Incentive Stock Option Plan, the 2002 Employee Incentive Stock Option Plan and the 1995 Participating Agent Stock Option Plan will be reduced proportionately based on the reverse stock split ratio;

        o the conversion price of Penn Treaty's 6 1/4% Convertible Subordinated Notes due 2008 (the "Notes") will be adjusted so that the holder of any Notes surrendered for conversion after the reverse stock split shall be entitled to receive the number of shares of common stock which such holder would have been entitled to receive in the reverse stock split had such Notes been surrendered for conversion immediately prior to the reverse stock split; and

        o the exercise prices of Penn Treaty's warrants to purchase preferred stock (the "Warrants") will be adjusted to equal (a) the exercise price of each Warrant immediately prior to the reverse stock split multiplied by the number of shares of preferred stock issuable upon exercise of the Warrant immediately prior to the reverse stock split (b) divided by the number of shares of preferred stock issuable upon exercise of the Warrant immediately after the reverse stock split.

        In addition, the reverse stock split will increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

EFFECT ON FRACTIONAL SHAREHOLDERS

        You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid in the form of a check in accordance with the procedures outlined below. After the reverse stock split, you will have no further interest in Penn Treaty with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

        NOTE: If you do not hold sufficient Penn Treaty shares to receive at least one share in the reverse stock split and you want to continue to hold Penn Treaty common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

        (1) purchase a sufficient number of shares of Penn Treaty common stock so that you hold at least an amount of shares of Penn Treaty common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Penn Treaty common stock on a post-reverse stock split basis; or

        (2) if you have Penn Treaty common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of Penn Treaty common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Penn Treaty common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in Penn Treaty's stock records maintained by our transfer agent) and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

        You should be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

EFFECT ON PENN TREATY EMPLOYEES AND DIRECTORS

        The number of shares reserved for issuance under Penn Treaty's existing stock option plans will be reduced proportionately based on the reverse stock split ratio. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio.

EFFECT ON REGISTERED AND BENEFICIAL SHAREHOLDERS

        Upon a reverse stock split, we intend to treat shareholders holding Penn Treaty common stock in "street name," through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Penn Treaty common stock in "street name." However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

EFFECT ON REGISTERED "BOOK-ENTRY" SHAREHOLDERS

        Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of Penn Treaty common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

        o If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

        o If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

EFFECT ON REGISTERED CERTIFICATED SHARES

        Some of our registered shareholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a stock certificate representing your ownership interest.

        If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under "Effect on Fractional Shareholders."

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

AUTHORIZED SHARES

        The reverse stock split would affect all issued and outstanding shares of Penn Treaty common stock and outstanding rights to acquire Penn Treaty common stock. In connection with the reverse stock split, the number of authorized shares of Penn Treaty common stock will be reduced based on the reverse stock split ratio. As of April 19, 2005, we had 150 million authorized shares of common stock, approximately 48 million of which were issued and outstanding, and 5 million authorized shares of preferred stock, none of which were issued or outstanding. After the reverse stock split, we will have 37.5 million authorized shares of common stock, approximately 12 million of which will be issued and outstanding, and 1.25 million authorized shares of preferred stock, none of which will be issued and outstanding.

ACCOUNTING MATTERS

        The reverse stock split will not affect the par value of Penn Treaty common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Penn Treaty common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Penn Treaty common stock will be restated because there will be fewer shares of Penn Treaty's common stock outstanding.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

        If the shareholders approve the proposal and the Board of Directors decides to implement the reverse stock split, we will promptly file Articles of Amendment with the Pennsylvania Department of State to amend our existing Restated and Amended Certificate of Incorporation, as amended. The reverse stock split will become effective on the date of filing the Articles of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the amendment is set forth in Exhibit A to this proxy statement. The text of the amendment is subject to modification to include such changes as may be required by the office of the Pennsylvania Department of State and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

NO APPRAISAL RIGHTS

        Under the Pennsylvania Business Corporation Law, our shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

        The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split

(including any fractional post-reverse stock split share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The shareholder's holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split. In general, the receipt of cash instead of a fractional share of Penn Treaty common stock by a United States holder of Penn Treaty common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the holder's adjusted tax basis in the fractional shares as determined above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

        Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE RESTATED AND AMENDED ARTICLES OF INCORPORATION, AS AMENDED, IN THE DISCRETION OF THE BOARD OF DIRECTORS, TO EFFECT A 1-FOR-4 REVERSE STOCK SPLIT.

EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Penn Treaty for the fiscal years ended December 31, 2002, 2003 and 2004 for the Chief Executive Officer and the four other most highly compensated individuals who were Executive Officers at December 31, 2004.

                                                                                     LONG-TERM
                                                     ANNUAL COMPENSATION            COMPENSATION
                                              -----------------------------------  ---------------
                                                                                      SECURITIES      ALL OTHER
               NAME AND                                                    OTHER      UNDERLYING    COMPENSATION
         PRINCIPAL POSITION              YEAR    SALARY        BONUS        (1)        OPTIONS           (2)
--------------------------------------   ----    -------       ------       ---        --------          ---
WILLIAM W. HUNT, JR.                     2004    $291,966     $96,250        $0          75,000       $10,950
President and Chief                      2003    $266,454     $68,600        $0          75,000        $9,600
Executive Officer                        2002    $197,500          $0        $0               0        $6,525

CAMERON B. WAITE                         2004    $248,436     $65,520        $0          60,000       $25,019
Executive Vice President                 2003    $234,000     $63,000        $0          60,000       $14,760
Strategic Operations                     2002    $182,500          $0      $800               0        $6,075

PATRICK D. PATTERSON (3)                 2004    $265,423     $31,250        $0          60,000        $8,900
Executive Vice President                 2003    $170,193          $0        $0          20,000        $5,706
and Chief Marketing
Officer

BRUCE A. STAHL                           2004    $208,215     $39,780        $0          15,000        $7,440
Senior Vice President and Chief          2003    $176,800     $34,000        $0          15,000        $6,324
Actuary                                  2002    $157,500          $0        $0               0        $4,725

JAMES M. HEYER                           2004    $187,707     $39,780        $0          22,500        $6,825
Senior Vice President                    2003    $176,800     $34,000        $0          22,500        $6,324
Risk Management                          2002    $147,500          $0    $1,200               0        $4,425

----------------------
(1) Represents directors' fees for each regular board meeting of the insurance company subsidiaries attended during the applicable calendar year. Effective July 2002, directors who are Company employees no longer receive separate compensation for service on the Board of Directors or Committees of the Board of Directors.
(2) Represents company contributions to Penn Treaty's 401(k) Plan on behalf of each of the named individuals and certain allowances for automobile expenses and reimbursements.
(3)     Mr. Patterson's employment with Penn Treaty began on April 16, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2004 to each of the Company's executive officers named in the Summary Compensation Table.


                                                                                              Potential Realizable
                                                                                           Value at Assumed Compound
                                                                                            Annual Rates of Stock
                                                                                            Price Appreciation for
                                      Individual Grants                                         Option Term (1)
                          --------------------------------------------------                    --------------

                                          % of Total
                                        Options Granted
                           Options         to Employees     Exercise or    Expiration
Name                       Granted        in Fiscal Year     Base Price        Date             5%             10%
----                      ---------     ----------------    ------------   ------------     -----------   -------------
William W. Hunt, Jr.       75,000              21.6%           $1.70          3/12/14         $80,184       $203,202

Cameron B. Waite           60,000              17.3%           $1.70          3/12/14         $64,147       $162,562

Patrick D. Patterson       60,000              17.3%           $1.70          3/12/14         $64,147       $162,562

Bruce A. Stahl             15,000               4.3%           $1.70          3/12/14         $16,037       $ 40,640

James M. Heyer             22,500               6.5%           $1.70          3/12/14         $24,055       $ 60,961

-------------------------

(1) The dollar amounts set forth under these columns are the result of calculations made at assumed 5% and 10% appreciation rates as required by the Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Company's common stock.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise of stock options in 2004 by the executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executive officers on December 31, 2004 and the aggregate gains that would have been realized had these options been exercised on December 31, 2004, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2004.

                                                          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                          SHARES                         UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                        ACQUIRED ON       VALUE        OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END(2)
NAME                     EXERCISE       REALIZED(1)   EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----                     --------       -----------   -----------      -------------    -----------      -------------
William W. Hunt, Jr.         0              $0          105,000            75,000         $38,250           $29,250

Cameron B. Waite             0              $0           68,000            60,000         $30,600           $23,400

Patrick D. Patterson         0              $0           20,000            60,000         $11,400           $23,400

Bruce A Stahl                0              $0           15,000            15,000         $11,475            $8,525

James M. Heyer               0              $0           60,000            22,500              $0            $5,850

-----------------

(1) The value realized represents the difference between the fair market value per share of our common stock on the date of exercise and the per share exercise price, multiplied by the applicable number of options.
(2) These values represent the difference between the closing price per share on The New York Stock Exchange on December 31, 2004 ($2.09) and the per share exercise price of the option.

401(K) PLAN

        On August 1, 1996, Penn Treaty adopted a 401(k) retirement plan, covering substantially all employees with one year of service. Under the plan, participating employees may contribute up to 15% of their annual salary on a pre-tax basis, subject to applicable law, and Penn Treaty equally matches employee contributions up to the first 3% of the employee's salary. The Penn Treaty and employee portions of the plan vest immediately. Penn Treaty's expense in 2004 under the plan was $269,000. Penn Treaty may elect to make a discretionary contribution to the plan, which will be contributed proportionately to each eligible employee. Penn Treaty did not make a discretionary contribution in 2004.

INCENTIVE STOCK OPTION PLANS

        The shareholders of Penn Treaty adopted an Incentive Stock Option Plan (the "Plan") in March 1987. The Plan, as amended by shareholder action on May 25, 1990, May 28, 1993, and May 23, 1997, provided for the granting of options to purchase up to 1,200,000 shares of our common stock. In 2001, the Plan was replaced by the 1998 Employee Non-Qualified Incentive Stock Option Plan (the "1998 Plan") and all options under the Plan were forfeited and replaced under the 1998 Plan. No new options may be granted under the Plan.

        The shareholders of Penn Treaty adopted the 2002 Employee Incentive Stock Option Plan (the "2002 Plan") in May 2002. The 2002 Plan does not replace the 1998 Plan, which continues in effect. The 2002 Plan authorizes Penn Treaty to grant "incentive stock options" under Section 422 of the Internal Revenue Code and non-qualified stock options covering up to an aggregate of 2,000,000 shares of our common stock. The purpose of the 2002 Plan is to enable Penn Treaty to offer officers, directors and employees of Penn Treaty and its subsidiaries options to acquire equity interests in Penn Treaty, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and our shareholders. The maximum allowable term of each option granted under the 2002 Plan is ten years (five years in the case of holders of more than 10% of the combined voting power of all classes of outstanding stock), and the options become exercisable one year from the option grant date.

        As of April 14, 2005, 917,542 stock options with exercise prices ranging from $1.52 to $4.40 had been issued and were outstanding under the 2002 Plan and no stock options had been cancelled or exercised. As of April 14, 2005 588,897 options with exercise prices ranging from $3.40 to $19.25 were outstanding under the 1998 Plan.

AGENT STOCK OPTION PLAN

        In May 1995, the Board of Directors of Penn Treaty adopted a stock option plan for its agents (the "Agent Plan"). The Agent Plan provides for the grant of options to purchase up to 300,000 shares of common stock and is designed to reward Penn Treaty's agents by providing for the grant of options to purchase common stock to agents who attain certain sales objectives determined by the Board of Directors. The exercise price of all options granted under the Agent Plan may not be less than the fair market value of the shares on the date of grant. The maximum allowable term of each option is ten years, and the options become exercisable in four equal annual installments commencing one year from the option grant date. Under the Agent Plan, stock options with respect to 47,900 shares have been granted and are outstanding. Exercise prices of these options range from $12.63 to $32.25 per share. No options were granted under the Agent Plan during 2002, 2003 or 2004.


EQUITY COMPENSATION PLAN INFORMATION


                                                                            NUMBER OF SECURITIES
                                                                            REMAINING AVAILABLE
                               NUMBER OF SECURITIES                         FOR ISSUANCE UNDER
                               TO BE ISSUED UPON      WEIGHTED-AVERAGE      EQUITY COMPENSATION
                               EXERCISE OF            EXERCISE PRICE OF     (EXCLUDING SECURITIES
                               OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,  REFLECTED IN
PLAN CATEGORY                  WARRANTS AND RIGHTS    WARRANTS AND RIGHTS   THE FIRST COLUMN)
-------------                  -------------------    -------------------   -----------------
Equity compensation
plans approved by
security holders:

     o   Stock Options (1)            1,506,439             $3.83                1,082,458
     o   Warrants (2)                49,960,237             $3.66                        0

         Total..........             51,466,676             $3.66                1,082,458

Equity compensation
Plans not approved by
security holders(3):                     47,900            $25.55                  240,400

         Total..........             51,514,576             $3.68                1,322,858

---------------

(1) Includes options to purchase shares of Penn Treaty common stock under the following shareholder-approved plans: the 1998 Employee Non-Qualified Incentive Stock Option Plan and the 2002 Employee Incentive Stock Option Plan and Agent Plan as of April 14, 2005.

(2) Reflects the exercise of all warrants (pursuant to the terms of the Reinsurance Agreement with Centre Solutions (Bermuda), Limited) to purchase shares of non-voting convertible preferred stock, and assumes the conversion of each share of preferred stock into three shares of common stock, pursuant to the terms of the Reinsurance Agreement as of April 14, 2005.

(3) Includes options to purchase shares of Penn Treaty common stock under the Agent Stock Option Plan, which is described more fully above.

CHANGE IN CONTROL, EMPLOYMENT AND CONSULTING AGREEMENTS

        Penn Treaty has entered into Change in Control Agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, if Penn Treaty merges into another entity or ownership of the voting control of Penn Treaty otherwise changes and, as a result of such change in control, any of the named executive officers are terminated or their positions or work locations are materially changed at any time during the three-year period after the change in control, they will be entitled to receive a lump sum payment equal to the aggregate base salary they would have received through the end of the three-year period and they shall be entitled to continue to receive certain other insurance and retirement benefits for the remainder of the three-year period.

        The Company and William W. Hunt, Jr. entered into an Employment Agreement on June 1, 2001 under which it was agreed that Mr. Hunt will serve in an executive capacity for the Company on an at-will basis for an unspecified term. Pursuant to the Agreement, Mr. Hunt's salary is determined at the discretion of the Board of Directors and Mr. Hunt is eligible to participate in the various employee benefit plans that cover Penn Treaty's salaried employees and executives, including insurance benefits, stock option grants and bonus programs. The Agreement provided for an initial grant to Mr. Hunt of 30,000 stock options at an exercise price of $3.40 with 10,000 options vesting on the initial grant date and the remaining options vesting on July 31, 2002. If Penn Treaty terminates the Agreement for a reason other than cause, or if Mr. Hunt terminates the Agreement for good reason as defined in the Agreement, Penn Treaty shall pay Mr. Hunt a severance payment in an amount equal to twelve months of Mr. Hunt's most current base salary rate.

        On April 28, 2003, the Company executed a Consulting Agreement with its former Chief Executive Officer, Irving Levit. Mr. Levit's Consulting Agreement provides that he is to serve as the Founding Chairman of the Company for up to two years. Under the terms of the Consulting Agreement, beginning on May 24, 2003 and continuing until the end of the consulting arrangement, Mr. Levit will provide certain services to the Company, in exchange for which the Company will pay him an annual retainer of $100,000 and provide him with other standard Company benefits. Additionally, the Company has agreed to pay Mr. Levit or his spouse, beginning on May 23, 2003 and continuing until the later of Mr. Levit's death or the death of his spouse, a retirement benefit of $100,000 per year. If Penn Treaty merges into another entity or ownership of the voting control of Penn Treaty otherwise changes, the consulting arrangement between Penn Treaty and Mr. Levit will terminate automatically. Upon such termination, Mr. Levit will receive what he would have received under his Change of Control Agreement if he had been employed by Penn Treaty at the time of a change of control with a base salary equal to the amount of his annual retainer under the Consulting Agreement. Penn Treaty also will make a single lump sum payment to Mr. Levit equal to the actuarial present value of the remaining retirement annual payments. Penn Treaty has also agreed to provide Mr. Levit with health and welfare benefits comparable to those the Company offers to its executives from time to time until the later of Mr. Levit's death or the death of his spouse. In connection with Mr. Levit's resignation as a member of the Board of Directors of Penn Treaty, the Compensation Committee has determined that his outstanding options shall survive and remain exercisable until the tenth anniversary of their respective grant dates and that he will continue to be compensated for attendance meetings of the Board of Directors as an observer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Directors during 2004 were Mr. Falconio, Mr. Grebe and Mr. Ross, who are non-employee directors.

        Until February 2004, Mr. Grebe was a partner at the investment counseling firm of Davidson Investment Counselors, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio, for which it received fees of $34,000 for the year ended December 31, 2004. Mr. Grebe was not directly involved with any of Penn Treaty's investment matters. Mr. Grebe also serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

        Mr. Clark is a Managing Director with Advest, Inc. Advest, Inc. has in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received customary fees for these transactions.

                             AUDIT COMMITTEE REPORT

With respect to the audited financial statements of Penn Treaty and its subsidiaries for the year ended December 31, 2004, the Audit Committee:

        o has reviewed and discussed the audited financial statements with management of Penn Treaty;

        o has discussed with Penn Treaty's independent auditors matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Penn Treaty's financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committee; and

        o has received the written disclosures and the letter from the independent auditors concerning the independent auditors' independence from Penn Treaty, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Penn Treaty's independent auditors the independent auditors' independence.

Based on the review and discussions described above, the Audit Committee has recommended the inclusion by the Board of Directors of the audited financial statements in Penn Treaty's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE FINANCIAL EXPERT

        The Securities and Exchange Commission promulgated rules requiring public companies to disclose whether they have an audit committee financial expert. These rules are effective for Penn Treaty, and Gary E. Hindes has been determined by the Board to be independent under the rules promulgated by the Securities and Exchange Commission and to qualify as the audit committee financial expert.

                                        Alexander M. Clark
                                        Gary E. Hindes
                                        Peter M. Ross

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Penn Treaty's Executive Compensation Program is administered by the Compensation Committee (the "Committee"), a committee of the Board of Directors consisting of independent non-employee directors. The primary functions of the Committee, as set forth in the Compensation Committee Charter adopted by the Board of Directors on April 23, 2004, include reviewing and evaluating the performance and leadership of the Chief Executive Officer and all other executive officers, and recommending compensation levels to the Board of Directors. In 2002, the Committee compared all executive compensation with industry and regional executive compensation levels and determined that Penn Treaty's compensation levels compare conservatively to those of comparable companies and, as a result, the Committee increased certain executive salary levels to the 25th percentile of comparable industry data provided by an independent consultant. The Board of Directors accepted and adopted all of the Committee's recommendations concerning executive compensation amounts during 2004.

The Committee seeks to:

        o provide compensation that is closely linked to Company and individual performance;

        o align the interests of Penn Treaty's executives with those of its shareholders through award opportunities that can result in ownership of common stock; and

        o ensure that compensation is sufficiently competitive to attract and retain high quality executive talent.

        Consistent with these objectives, the Committee employs a system of quantitative measures and qualitative assessments in evaluating and measuring executive officer performance. Quantitative measures include earnings performance, return on assets and growth of revenues. Qualitative assessments include the quality and measured progress of the operations of Penn Treaty and the success of strategic actions taken.

        In addition to company-wide measures of performance, the Committee, on no less than a quarterly basis, considers performance factors particular to each executive officer pursuant to the Company's annual business plan as adopted by the Board. In its review evaluation, the Committee considers the performance of the departments for which such officer had management responsibility, individual managerial accomplishments and contribution to the achievement of corporate goals.

CEO COMPENSATION

        In accordance with the Committee's general practice and Penn Treaty's compensation policies, Mr. Hunt's compensation during the 2004 fiscal year was based principally upon Penn Treaty's performance and Mr. Hunt's contribution to that performance. The Committee also considered competitive data and the Board's assessment and recognition of Mr. Hunt's performance during 2004 as Chief Executive Officer.

                                                  Francis R. Grebe
                                                  Patrick E. Falconio
                                                  Peter M. Ross

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of April 14, 2005, information with respect to the beneficial ownership of our Common Stock by (i) each person known to Penn Treaty to own more than 5% of the outstanding shares of our Common Stock or notes convertible into more than 5% of the outstanding shares of our Common Stock, (ii) each Director, the former Chief Executive Officer, the Chief Executive Officer and the four most highly compensated Executive Officers and
(iii) all Directors and Executive Officers as a group. Except as set forth in the table, we do not know of any person who beneficially owns 5% or more of the outstanding shares of our Common Stock.

                                                              SHARES
                                                              BENEFICIALLY     PERCENTAGE
NAME AND ADDRESS(1)                                           OWNED(2)         OWNERSHIP(3)
-------------------                                           --------         ------------
(I)    CERTAIN BENEFICIAL OWNERS(4):
Lampe, Conway & Co., LLC (5)...........................        6,478,415            12.1%
Whitebox Advisors LLC (6)..............................        9,423,464            16.7%

(II)    DIRECTORS AND EXECUTIVE OFFICERS:
William W. Hunt, Jr. (7)...............................          230,000              *
Alexander M. Clark (8).................................           64,429              *
Mark D. Cloutier (9)...................................           21,000              *
Patrick E. Falconio (10)...............................           30,000              *
Francis R. Grebe (11)..................................           43,000              *
James M. Heyer (12)....................................           85,410              *
Gary E. Hindes (13)....................................          106,500              *
Matthew W. Kaplan (14).................................           40,000              *
Stephen R. La Pierre...................................              325              *
Irving Levit (15)......................................        2,512,435             5.3%
Patrick D. Patterson (16)..............................          529,571              *
Peter M. Ross (17).....................................           42,667              *
Bruce A. Stahl (18).................... ...............           55,000              *
Domenic P. Stangherlin (19)............................          127,963              *
Cameron B. Waite (20)..................................          165,200              *
All Directors and Executive Officers as a group
(15 persons) (21)......................................        4,053,500             8.4%

*       Less than 1%

------------

(1) Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation 3440 Lehigh Street, Allentown, Pennsylvania 18103.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of Common Stock issuable upon exercise or conversion of options or convertible notes currently exercisable or convertible or exercisable or convertible within 60 days of April 14, 2005 are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3)     Based on 46,936,098 shares outstanding on April 14, 2005.

(4) Other investors who have purchased significant portions of the 6 1/4% convertible subordinated notes due 2008 ("Notes") may beneficially own 5% or more of the outstanding shares of Common Stock.

(5)     Consists of shares issuable upon conversion of Notes. According to the
        Schedule 13G executed by LC Capital Master Fund, LTD and filed with the Securities and Exchange Commission on November 4, 2004, its address is c/o Lampe Conway & Co LLC, 680 5th Avenue, Suite 1202, New York, New York 10019.

(6)     Consists of shares issuable upon conversion of Notes. According to the
        Schedule 13G/A executed by Whitebox Advisors LLC and filed with the Securities and Exchange Commission on March 17, 2005, its address is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.

(7)     Includes exercisable options to purchase 180,000 shares of Common Stock.

(8) Includes exercisable options to purchase 40,000 shares of Common Stock and 3,429 shares issuable upon conversion of Notes.

(9)     Includes exercisable options to purchase 20,000 shares of Common Stock.

(10)    Includes exercisable options to purchase 20,000 shares of Common Stock.

(11)    Includes exercisable options to purchase 40,000 shares of Common Stock.

(12)    Includes exercisable options to purchase 82,500 shares of Common Stock.

(13) Includes 59,500 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partner, exercisable options to purchase 40,000 shares of Common Stock, 1,500 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,700 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

(14)    Consists of exercisable options to purchase shares of Common Stock.

(15) Includes 43,000 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 281,455 shares of Common Stock. Also includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership. Excludes 63,073 shares held by other family members as to which he also disclaims beneficial ownership.

(16) Includes exercisable options to purchase 80,000 shares of Common Stock and 228,571 shares issuable upon conversion of Notes.

(17) Includes shares held in trust, for which Mr. Ross is settlor and trustee, and exercisable options to purchase 31,667 shares of Common Stock.

(18)    Includes exercisable options to purchase 30,000 shares of Common Stock.

(19)    Includes exercisable options to purchase 40,000 shares of Common Stock.

(20)    Includes exercisable options to purchase 128,000 shares of Common Stock.

(21) Includes exercisable options held by members of the group to purchase 1,053,622 shares of Common Stock.

PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the Standard and Poor's Insurance Composite for the period December 31, 1999 through December 31, 2004, assuming an initial investment of $100 and that dividends are reinvested annually.


                        PENN TREATY AMERICAN CORPORATION
                               Performance Graph



                              [PERFORMANCE GRAPH]


                                    1999        2000        2001        2002        2003      2004
-------------------------------------------- ----------- ---------- ----------- ---------- ----------
PTA STOCK                          $100.00     $111.11     $ 40.32    $ 12.63     $ 11.68    $ 13.27
-------------------------------------------- ----------- ---------- ----------- ---------- ----------
S&P 500 COMPOSITE INDEX            $100.00     $ 90.90     $ 80.09    $ 62.39     $ 80.29    $ 89.03
-------------------------------------------- ----------- ---------- ----------- ---------- ----------
S&P INSURANCE INDEX                $100.00     $126.38     $110.38    $ 86.78     $105.56    $118.95
-------------------------------------------- ----------- ---------- ----------- ---------- ----------

                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement has been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact Cameron B. Waite, Executive Vice President, Strategic Operations, or Mark D. Cloutier, Senior Vice President and Chief Financial Officer, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103, telephone (610) 965-2222. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

                                  OTHER MATTERS

        At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is that which is presented above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote proxies on such matters in accordance with their judgment.

                                         By Order of the Board of Directors,

                                         /s/ Jane Menin Bagley

                                         Jane Menin Bagley, Secretary





Allentown, Pennsylvania
May 2, 2005

                                    EXHIBIT A

     AMENDMENT TO RESTATED AND AMENDED ARTICLES OF INCORPORATION, AS AMENDED

The first paragraph of Article FIFTH of the Restated Articles of Incorporation, as amended, shall be amended and restated to read in its entirety as follows:

"FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is 37,500,000 shares of common stock, par value $.10 per share ("Common Stock"); and 1,250,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

Upon the effectiveness of these Articles of Amendment pursuant to the Pennsylvania Business Corporation Law (the "Effective Time"), every four shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") will be automatically reclassified as and converted into one share of Common Stock of the Corporation (the "New Common Stock").

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation's transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share of New Common Stock issued to them. The sale of all of the shares representing fractional interests will be effected by that agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of the sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the shares representing fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

                                  APPENDIX "A"

                        PENN TREATY AMERICAN CORPORATION

                             AUDIT COMMITTEE CHARTER

PURPOSE

        The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Penn Treaty American Corporation (the "Company") to:

        o       assist Board oversight of:

                o       the integrity of the Company's financial statements;

                o the Company's compliance with legal and regulatory requirements;

                o the independent auditor's qualifications and independence; and

                o the performance of the Company's internal audit function and independent auditors; and

        o prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.

COMMITTEE MEMBERSHIP

        The Committee shall be comprised of at least three members.

COMMITTEE MEMBER QUALIFICATIONS

        All members of the Committee shall meet the independence requirements as set forth under Section 303A of the New York Stock Exchange's Listed Company Manual and set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each member of the Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee, and have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise so as to constitute a financial expert, as defined in Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

        No member of the Committee shall serve simultaneously on the audit committees of more than three public companies, unless, in each case, the Board determines that such simultaneous service will not impair the ability of such member to effectively serve on the Committee.

        The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

COMMITTEE STRUCTURE AND OPERATIONS

        With Board approval, the Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of independent directors.

        The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than once a year. Committee meetings may be called by the Chair of the Committee or at the request of the Company's independent accountants. A majority of the members present in person or by telephone by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain minutes of its meeting and records relating to those meetings.

        The Committee may adopt such other rules and procedures for the conduct of its affairs as it deems necessary or appropriate if not inconsistent with the Company's bylaws.

COMMITTEE REPORTING TO THE BOARD

        The Committee shall make regular reports to the Board, including a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors or the performance of the internal audit function.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        o The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer, and each such registered public accounting firm must report directly to the Committee.

        o The Committee must establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        o The Committee is authorized to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

        o The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; compensation to any advisers employed by the Committee; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

        o The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

        o The Committee shall evaluate the auditor's qualifications, performance and independence, including a review and evaluation of the lead partner, and taking into account the opinions of management and the Company's internal auditors (or other personnel responsible for the internal audit function), consider rotation of the audit firm and present its conclusions with respect to the independent auditor to the full Board.

        o The Committee shall ensure the rotation of the audit partners as required by law.

        o The Committee shall review and discuss the Company's annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the independent auditor's report and the nature and extent of any significant changes in accounting principles or their application.

        o The Committee shall generally discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in terms of the types of information to be disclosed and the type of presentation to be made (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information).

        o The Committee shall generally review and discuss with management, the internal auditors and the independent accountants guidelines and policies governing risk assessment and risk management processes, including a discussion of the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

        o The Committee shall meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors.

        o The Committee shall review with the independent auditor any audit problems or difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor's activities or on access to requested information, any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise), any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and any "management" or "internal control" letter issued, or proposed to be issued, by the audit firm to the Company, management's response to any audit problems or difficulties and any significant disagreements with management.

        o The Committee shall discuss with the independent auditor and management the responsibilities, budget and staffing of the Company's internal audit function.

        o The Committee shall set clear hiring policies for employees or former employees of the independent auditors, taking into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the Company.

        o The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

        o The Committee shall review analyses prepared by management and/or the Company's independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

        o The Committee shall review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

        o The Committee shall pre-approve all auditing services, internal-control related services and permitted non-audit services (including all terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided the decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

        o The Committee shall confer with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries, review and approve the independent accountants' annual engagement letter, review and approve the Company's internal audit engagement letter, annual audit plans and budgets, direct the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance and authorize the auditors to perform such supplemental reviews or audits as the Committee may deem desirable.

        o The Committee shall oversee management's maintenance of the reliability and integrity of the accounting policies and financial reporting and the disclosure practices of the Company.

        o The Committee shall oversee management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company and shall periodically review and discuss with management the adequacy of the such system, any material control deficiencies and the adequacy of disclosures about changes in internal controls over financial reporting.

        o The Committee shall provide for communication among the Board, financial and senior management, the internal auditors and the independent accountants.

        o The Committee shall consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company, as the Committee may, in its discretion, determine to be advisable.

        o The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ANNUAL PERFORMANCE EVALUATION

        The Committee shall conduct an annual evaluation of its performance and powers and report and make recommendations to the Board.



                Adopted by the Board of Directors on May 28, 2004

                                  APPENDIX "B"

                        PENN TREATY AMERICAN CORPORATION

                       NOMINATING AND CORPORATE GOVERNANCE
                                COMMITTEE CHARTER

PURPOSE

        The Nominating and Corporate Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Penn Treaty American Corporation (the "Company") to:

        o identify individuals qualified to become Board members, consistent with the standards for director nominees approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders;

        o to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

        o       to oversee the evaluation of the Board and management.

COMMITTEE MEMBERSHIP

        The Committee shall be comprised of at least three members.

COMMITTEE MEMBER QUALIFICATIONS

        All members of the Committee shall meet the independence requirements as set forth under Section 303A of the New York Stock Exchange's Listed Company Manual.

        The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

COMMITTEE STRUCTURE AND OPERATIONS

        With Board approval, the Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of independent directors.

        The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than once a year. Committee meetings may be called by the Chair of the Committee. A majority of the members present in person or by telephone by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain minutes of its meeting and records relating to those meetings.

        The Committee may adopt such other rules and procedures for the conduct of its affairs as it deems necessary or appropriate if not inconsistent with the Company's bylaws.

COMMITTEE REPORTING TO THE BOARD

        The Committee shall make regular reports to the Board.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        o The Committee is authorized to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

        o The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation to any advisers employed by the Committee and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

        o The Committee shall actively seek individuals qualified to become board members, consistent with the standards for director nominees set forth in the Company's Corporate Governance Guidelines, for recommendation to the Board and may consult with the Chairman of the Board, the Chief Executive Officer and others inside and outside the Company.

        o The Committee shall select, or recommend that the Board select, the director nominees for the each annual meeting of shareholders.

        o The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

        o The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

        o The Committee shall report annually to the Board with an assessment of management's performance, to be discussed with the full Board following the end of each fiscal year.

        o The Committee shall review the structure of board committees, recommend qualifications for membership on particular committees and recommend director candidates for membership on committees.

        o The Committee shall review and reassess the adequacy of the Company's Corporate Governance Guidelines annually and when necessary or desirable, make recommendations to the Board of Directors (i) to ensure its continued compliance with applicable law and (ii) to ensure that it meets or exceeds industry standards.

        o The Committee shall administer both the Company's Code of Business Conduct and Ethics and Code of Ethics for the CEO and Senior Financial Executives (together, the "Codes"), as set forth in the Codes.

        o The Committee shall review with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Business Conduct and Ethics by the Company's employees, agents and representatives and the results of confirmations and violations of such Code.

        o The Committee shall monitor compliance of the Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer with the Company's Code of Ethics for the CEO and Senior Financial Executives.

        o The Committee shall monitor compliance of directors with the Code of Business Conduct and Ethics.

        o The Committee shall oversee management's establishment and maintenance of processes to assure compliance by the Company and its officers, directors, employees, agents and representatives with all applicable laws, regulations and Company policy.

        o The Committee shall review the programs and policies of the Company designed to ensure compliance with applicable laws and regulations by the Company and its officers, directors, employees, agents and representatives and shall monitor the results of these compliance efforts.

        o The Committee shall review the independence of the members of the Board and committees of the Board on a periodic basis (but at least annually), as well as any relationships directors may have with the Company and/or its subsidiaries or affiliates or otherwise that may reasonably create the appearance of non independence and, based on such review, make a recommendation to the Board, as to whether or not each Board member should be considered independent. Without limiting the information and factors that the Committee may review and consider, the Committee's review should be based upon applicable laws, rules and regulations concerning independence, including those of the Securities and Exchange Commission and of the New York Stock Exchange.

        o The Committee shall provide guidance to the Board regarding programs that will constitute new directors' orientation and directors' continuing education.

        o The Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

        o The Committee shall conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

        o The Committee shall be responsible for creating an agenda for each year.

        o The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ANNUAL PERFORMANCE EVALUATION

        The Committee shall conduct an annual evaluation of its performance and powers and report and make recommendations to the Board.



                Adopted by the Board of Directors on May 28, 2004

                                 REVOCABLE PROXY
 PENN TREATY AMERICAN CORPORATION ANNUAL MEETING OF SHAREHOLDERS - JUNE 2, 2005

          This Proxy is solicited on Behalf of the Board of Directors

Alexander M. Clark, Patrick E. Falconio and Matthew W. Kaplan, each with the power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Penn Treaty American Corporation (the "Company") to be held at 9:00 A. M., prevailing local time on June 2, 2005 (the "Meeting"), including any adjournments thereof, and to vote all shares of stock of the Company which the undersigned is entitled to vote on all matters that properly come before the Meeting, subject to any directions indicated in the boxes below. Indicate your vote by placing an (X) in the appropriate box.

1. PROPOSAL TO ELECT DIRECTORS to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have been qualified:

     [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary below).      to vote for all nominees
                                                        listed below.

(INSTRUCTION: To WITHHOLD the authority to vote for any individual nominee, mark the box next to that nominee's name below.)

     Name of Nominee:
     [ ] Francis R. Grebe         [ ]Gary E. Hindes         [ ] Peter M. Ross

2. PROPOSAL TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent public auditors for the Company and its subsidiaries for the year ending December 31, 2005.

     [ ] FOR                   [ ] AGAINST               [ ] ABSTAIN


                                     (over)

3. PROPOSAL TO APPROVE THE AMENDMENT OF THE RESTATED AND AMENDED ARTICLES OF INCORPORATION OF PENN TREATY, as amended, in the discretion of the Board of Directors, to effect a 1-for-4 reverse stock split.

     [ ] FOR                   [ ] AGAINST               [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

     [ ] FOR                   [ ] AGAINST               [ ] ABSTAIN

--------------------------------------------------------------------------------

        SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF PROPERLY EXECUTED AND RETURNED, AND NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ALL ITEMS ON THE PROXY. RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT DATED MAY 2, 2005 ARE HEREBY ACKNOWLEDGED.


                                      Dated:______________________________, 2005


                                      __________________________________________
                                                      (Signature)


                                      __________________________________________
                                                      (Signature)

                                      IMPORTANT: When signing as attorney,
                                      executor, administrator, trustee or
                                      guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

                                      PLEASE ACT PROMPTLY. SIGN, DATE & MAIL
                                              YOUR PROXY CARD TODAY.